TIDAL ETF TRUST 485BPOS

Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 27, 2023, relating to the financial statements and financial highlights of Newday Ocean Health ETF, a series of Tidal ETF Trust, for the period ended May 31, 2023, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information. We also hereby consent to the references to our firm in this Registration Statement on Form N-1A of Newday Diversity, Equity & Inclusion ETF, a series of Tidal ETF Trust, under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

December 15, 2023